As filed with the Securities and Exchange Commission on May 31, 2016

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SHORE BANCSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-1974638
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

28969 Information Lane Easton, Maryland	21601
(Address of Principal Executive Offices)	(Zip Code)

Shore Bancshares, Inc. 2016 Stock and Incentive Compensation Plan

(Full Title of the Plan)

Kevin Houlihan, Esq.

William Levay, Esq.

Holland & Knight

1100 17th Street, N.W.

Washington, D.C. 20006

(Name and Address of Agent for Service)

(202) 955-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	750,000 shares	$11.16	$8,370,000.00	$842.86

(1)	Amount to be registered consists of 750,000 shares of common stock, $0.01 par value per share, of Shore Bancshares, Inc. which may be issued or sold pursuant to the Shore Bancshares, Inc. 2016 Stock and Incentive Compensation Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of common stock that may be offered or sold as a result of any adjustments by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of shares of the registrant’s outstanding common stock.

(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of a share as reported on the NASDAQ Global Select Market on May 27, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the Plan as specified by Rule 428(b)(1) of the Securities Act. These documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by the Registrant with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on March 11, 2016.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 6, 2016.

(c)	The Registrant’s Current Reports on Form 8-K filed on April 27, 2016, April 28, 2016 and May 4, 2016.
(d)	The Company’s description of its common stock, which is registered under Section 12 of the Exchange Act, in its Registration Statement on Form 10/A filed with the Commission on May 30, 1997, including any amendments or reports filed for the purpose of updating that description.

All other documents filed subsequent to the filing date of this Registration Statement with the Commission by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement or any prospectus hereunder to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or any prospectus hereunder except as indicated herein.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

(1)	the act or omission of the director was material to the matter giving rise to such proceeding and

(A)	was committed in bad faith or

(B)	was the result of active and deliberate dishonesty;

(2)	the director actually received an improper personal benefit in money, property, or services; or

(3)	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director.

In addition to the foregoing, a court of appropriate jurisdiction: (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

The Maryland General Corporation Law also permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

(1)	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(2)	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Corporation has provided for indemnification of directors, officers, employees and agents in Section (a)(5) of Article Seventh of its Amended and Restated Articles of Incorporation, or the Charter. This provision of the Charter reads as follows:

(5) The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

The Maryland General Corporation Law authorizes a Maryland corporation to limit by provision in its Articles of Incorporation the liability of directors and officers to the corporation or to its stockholders for money damages except to the extent:

(1)	the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

(2)	a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Corporation has limited the liability of its directors and officers for money damages in Section (a)(6) of Article Seventh of the Charter. This provision reads as follows:

(6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

As permitted under Section 2-418(k) of the Maryland General Corporation Law, the Corporation has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Corporation would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Section 8(k) of the Federal Deposit Insurance Act, or the FDI Act, provides that the Federal Deposit Insurance Corporation, or the FDIC, may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number		Description

3.1	(i)	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed on December 14, 2000)

3.1	(ii)	Articles Supplementary filed for record on January 7, 2009 creating the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference Exhibit 4.0 of the Company’s Form 8-K filed on January 13, 2009)

3.1	(iii)	Articles Supplementary filed for record on June 16, 2009 reclassifying all shares of authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A as shares of common stock (incorporated by reference to Exhibits 3.1 of the Company’s Form 8-K filed on June 17, 2009)

3.2	(i)	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2(i) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007)

3.2	(ii)	First Amendment to Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2(ii) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007)

3.2	(iii)	Second Amendment to Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2(iii) of the Company’s Form 10-K for the year ended December 31, 2010)

3.2	(iv)	Third Amendment to Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2(iv) of the Company’s Form 10-K for the year ended December 31, 2010)

4.1		Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Form S-3 filed on June 25, 2010)

4.2

Shore Bancshares, Inc. 2016 Stock and Incentive Compensation Plan (incorporated by reference to the Company’s Definitive Proxy Statement for the Company’s 2016 Annual Meeting of Shareholders filed with the Commission on March 15, 2016)

5.1		Opinion of Holland & Knight LLP with respect to the legality of the securities being registered*
23.1		Consent of Stegman & Company*
23.2		Consent of Holland & Knight LLP (contained in their opinion, which is filed as Exhibit 5.1)*
24.1		Power of Attorney (contained in the signature page hereto)*

*	Furnished herewith.

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)   to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in the first paragraph of Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Easton, State of Maryland, on May 31, 2016.

SHORE BANCSHARES, INC.:
By:	/s/ Lloyd L. Beatty, Jr.
Lloyd L. Beatty, Jr.
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lloyd L. Beatty, Jr. his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Date	Signature	Date

/s/ Blenda W. Armistead	May 31, 2016	/s/ Frank E. Mason, III	May 31, 2016
Blenda W. Armistead, Director		Frank E. Mason, III, Director

/s/ David J. Bates	May 31, 2016	/s/ David W. Moore	May 31, 2016
David J. Bates, Director		David W. Moore, Director

/s/ Lloyd L. Beatty, Jr.	May 31, 2016	/s/ Christopher F. Spurry	May 31, 2016
Lloyd L. Beatty, Jr., Director,		Christopher F. Spurry, Director
President and Chief Executive Officer
(Principal Executive Officer)

/s/ R. Michael Clemmer, Jr.	May 31, 2016	/s/ Jeffrey E. Thompson	May 31, 2016
R. Michael Clemmer, Jr., Director		Jeffrey E. Thompson, Director

/s/ David A. Fike	May 31, 2016	/s/ W. Moorhead Vermilye	May 31, 2016
David A. Fike, Director		W. Moorhead Vermilye, Director

/s/ James A. Judge	May 31, 2016	/s/ John H. Wilson	May 31, 2016
James A. Judge, Director		John H. Wilson, Director

/s/ Clyde V. Kelly, III	May 31, 2016	/s/ Edward C. Allen	May 31, 2016
Clyde V. Kelly, III, Director		Edward C. Allen, Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Holland & Knight LLP with respect to the legality of the securities being registered

23.1	Consent of Stegman & Company

23.2	Consent of Holland & Knight LLP (contained in their opinion, which is filed as Exhibit 5.1)
24.1	Power of Attorney (contained in the signature page hereto)